Filed Pursuant to Rule 433

Registration No. 333-223208

August 17, 2018

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

ETF Underlying Supplement dated February 26, 2018)

HSBC USA Inc.
Autocallable Contingent Coupon Buffered

Securities with Trigger Upside and Downside

Participation

▶	Autocallable Contingent Coupon Buffered Securities with Trigger Upside and Downside Participation Linked to the iShares® MSCI EAFE ETF
▶	Maturity of approximately 5 years
▶	If the official closing price of the reference asset is not below 90% of its Initial Price on any scheduled trading day from the pricing date to September 3, 2019, the securities will be automatically called and you will have received the contingent coupon payments at a rate of [at least 0.75]% per month ([at least 9]% per annum), to be determined on the trade date, payable monthly
▶	If the official closing price of the reference asset is below 90% of its Initial Price on any scheduled trading day from the pricing date to September 3, 2019, the securities will not be automatically called and you will receive no contingent coupon payment for the applicable monthly observation period or for any subsequent monthly observation period in connection with the securities
▶	If the securities are not automatically called, approximately 1.111x negative exposure to any reference return at maturity beyond -10%, with a potential loss of up to 100% of principal
▶	If the securities are not automatically called, approximately 1.111x positive exposure to any reference return above -10% at maturity
▶	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Coupon Buffered Securities with Trigger Upside and Downside Participation (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $960 and $1,000 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000.00
Total

1 See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

The securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Autocallable Contingent Coupon Buffered Securities with

Trigger Upside and Downside Participation

Indicative Terms(1)

Principal Amount	$1,000 per security
Term	Approximately 5 years
Reference Asset	The iShares® MSCI EAFE ETF (Ticker: EFA)
Call Feature	If the official closing price of the Reference Asset is not below 90% of its Initial Price on any Scheduled Trading Day from the Pricing Date to September 3, 2019, you will receive the Call Settlement Value and the securities will be automatically called.
Call Settlement Value	The Principal Amount plus the final Contingent Coupon.
Contingent Coupon Rate	[At least 0.75]% per month ([at least 9]% per annum), to be determined on the Trade Date, payable monthly with respect to each Contingent Coupon Observation Period on the related Coupon Payment Date as long as a Knock-Out Event does not occur.
Contingent Coupon Payment	[At least $7.50] per month, if payable, to be determined on the Trade Date. There will be no Contingent Coupon Payments made after September 5, 2019.
Contingent Coupon

If a Knock-Out Event has not occurred during a Contingent Coupon Observation Period: you will receive the Contingent Coupon Payment applicable to that period.

If a Knock-Out Event has occurred during any Contingent Coupon Observation Period: the securities will not be automatically called and you will not receive the Contingent Coupon Payment applicable to that period or for any subsequent Contingent Coupon Observation Period. In this event, no further Contingent Coupon Payments will be payable in connection with the securities.

Coupon Trigger	90% of the Initial Price
Buffer Price	-10%
Participation Rate	1/0.9 (approximately 1.111x)
Knock-Out Event	A Knock-Out Event shall occur if, on any Scheduled Trading Day on or prior to September 3, 2019, the Official Closing Price of the Reference Asset is less than its Coupon Trigger.
Reference Return	Final Price – Initial Price Initial Price

The Securities

The securities are designed for investors who believe the Reference Asset will not significantly depreciate over the term of the securities. If the Official Closing Price of the Reference Asset does not fall below its Coupon Trigger on any Scheduled Trading Day from the Pricing Date to September 3, 2019, and thus a Knock-Out Event does not occur, you will receive a cash payment equal to the Call Settlement Value. If a Knock-Out Event occurs, the securities will not be automatically callable, you will not receive the Contingent Coupon Payment relating to that Contingent Coupon Observation Period or to any subsequent Observation Period, and no further Contingent Coupon Payments will be payable in connection with the securities.

If a Knock-Out Event has occurred, you will receive, at maturity, a payment equal to the Principal Amount plus the Principal Amount multiplied by the sum of one plus the Reference Return plus 10%, multiplied by the Participation Rate of approximately 1.111x. If, at maturity, the Reference Return is greater than -10%, this amount will be greater than the principal amount. If, at maturity, the Reference Return is less than the Buffer Price, then the securities are subject to the Participation Rate of approximately 1.111x for any potential decline of the Reference Asset beyond the Buffer Price of -10%, excluding any Contingent Coupon Payments that have been paid on the securities.

The offering period for the securities is through August 31, 2018

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Payment at Maturity per Security

If the securities are not automatically called:

$1,000 + [$1,000 × ((Reference Return + 10%) × Participation Rate)].

This amount will be greater than the principal amount if the Reference Return is greater than

-10%.

However, if the Reference Return is less than -10%, you will lose a portion of the principal amount. Under these circumstances, you will lose 1.111% of the Principal Amount for each percentage point that the Reference Return is less than the Buffer Price. For example, if the Reference Return is -11%, you will suffer a 1.111% loss and receive 98.889% of the Principal Amount at maturity, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Price, you will lose up to 100% of your investment, excluding any Contingent Coupon Payments paid on the securities.

Initial Price	The Official Closing Price of the Reference Asset on the Pricing Date.
Final Price	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Call Payment Date:	September 5, 2019
Pricing Date	August 31, 2018
Trade Date	August 31, 2018
Original Issue Date	September 6, 2018
Final Valuation Date†	August 31, 2023
Maturity Date†	September 6, 2023
CUSIP/ISIN	40435FR82 / US40435FR821

(1)As more fully described on page FWP-5.

†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities, reflecting the Buffer Price of -10% and assuming a Knock-Out Event occurs.

If a Knock-Out Event does not occur, the securities will be automatically called and you will receive on the Call Payment Date the Call Settlement Value.

Information About the Reference Asset

The iShares® MSCI EAFE ETF (“EFA”)

The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the underlying index of the EFA.

The graph above illustrates the performance of the Reference Asset from January 1, 2008 through August 14, 2018. The closing prices in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset, please see “The iShares® MSCI EAFE ETF” on page FWP-14 of this free writing prospectus. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc.
Autocallable Contingent Coupon Buffered Securities with

Trigger Upside and Downside Participation

Linked to the iShares® MSCI EAFE ETF

This free writing prospectus relates to a single offering of Autocallable Contingent Coupon Buffered Securities with Trigger Upside and Downside Participation. The securities will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo guaranteed interest payments during the term of the securities and, if the Reference Return is less than the Buffer Price, lose up to 100% of your principal.

This free writing prospectus relates to an offering of securities linked to the performance of the iShares® MSCI EAFE ETF (the “Reference Asset”). The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Asset:	The iShares® MSCI EAFE ETF (“EFA”)
Trade Date:	August 31, 2018
Pricing Date:	August 31, 2018
Original Issue Date:	September 6, 2018
Final Valuation Date:	August 31, 2023, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be September 6, 2023. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Call Feature:	If the Official Closing Price of the Reference Asset is not below 90% of its Initial Price on any Scheduled Trading Day from the Pricing Date to September 3, 2019 (i.e. a Knock-Out Event has not occurred), the securities will be automatically called and you will receive the Call Settlement Value on the Call Settlement Date.
Call Settlement Value:	If the notes are automatically called, you will receive the Principal Amount plus the final Contingent Coupon on the Call Payment Date.
Contingent Coupon Rate:	[at least 0.75]% per month ([at least 9]% per annum), to be determined on the Trade Date, payable monthly with respect to each monthly Contingent Coupon Observation Period on the related Coupon Payment Date as long as a Knock-Out Event does not occur.
Contingent Coupon Payment:	[Atleast $7.50] per month, if payable, to be determined on the Trade Date.
Contingent Coupon:

If a Knock-Out Event has not occurred during a Contingent Coupon Observation Period: you will receive the Contingent Coupon Payment applicable to that period.

If a Knock-Out Event has occurred during any Contingent Coupon Observation Period: you will not receive the Contingent Coupon Payment applicable to that period or to any subsequent Contingent Coupon Observation Periods. In that event, no further Contingent Coupon Payments will be payable in connection with the securities.

Coupon Trigger:	90% of the Initial Price
Buffer Price:	-10%
Participation Rate:	1/0.9 (approximately 1.111x)
Knock-Out Event:	A Knock-Out Event will occur if, on any Scheduled Trading Day on or prior to September 3, 2019, the Official Closing Price of the Reference Asset is less than its Coupon Trigger.
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Final Settlement Value:

If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × ((Reference Return + 10%) × Participation Rate)]

This amount will be greater than the principal amount if the Reference Return is greater than -10%.

However, if the Reference Return is less than -10%, you will lose a portion of the Principal Amount. Under these circumstances, you will lose 1.111% of the Principal Amount for each percentage point that the Reference Return

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is less than the Buffer Price. For example, if the Reference Return is -11%, you will suffer a 1.111% loss and receive 98.889% of the Principal Amount at maturity, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Price, you will lose up to 100% of your investment, excluding any Contingent Coupon Payments paid on the securities.
Initial Price:	The Official Closing Price of the Reference Asset on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Contingent Coupon Observation Period:	Each monthly period from and including the Contingent Observation Start Date and ending on and including the Contingent Coupon Observation Period End Date, as set forth in the table below.
Coupon Payment Dates:	As set forth in the table below. The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.

Coupon Observation Period	Contingent Coupon Observation Period Start Date	Contingent Coupon Observation Period End Date	Contingent Coupon Payment Date
1	4-Sep-18	1-Oct-18	4-Oct-18
2	2-Oct-18	31-Oct-18	5-Nov-18
3	1-Nov-18	30-Nov-18	5-Dec-18
4	3-Dec-18	31-Dec-18	4-Jan-19
5	2-Jan-19	31-Jan-19	5-Feb-19
6	1-Feb-19	28-Feb-19	5-Mar-19
7	1-Mar-19	1-Apr-19	4-Apr-19
8	2-Apr-19	30-Apr-19	3-May-19
9	1-May-19	31-May-19	5-Jun-19
10	3-Jun-19	1-Jul-19	5-Jul-19
11	2-Jul-19	31-Jul-19	5-Aug-19
12	1-Aug-19	3-Sep-19	6-Sep-19

Call Payment Date:	September 5, 2019
Scheduled Trading Day:

Any day on which all of the Relevant Exchanges and Related Exchanges (each as defined in the accompanying

ETF Underlying Supplement) are scheduled to be open for trading for their respective regular trading sessions.

Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any securities exchange or quotation system.
CUSIP/ISIN:	40435FR82 / US40435FR821
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors — The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, may be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to an offering of securities linked to the Reference Asset. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

CALL FEATURE

If a Knock-Out Event has not occurred, the securities will be automatically called and you will receive the Call Settlement Value, equal to $1,000 per $1,000 Principal Amount (zero return), plus the final Contingent Coupon Payment.

If a Knock-Out Event occurs, the securities will not be automatically called. On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × ((Reference Return + 10%) × Participation Rate)].

This amount will be greater than the principal amount if the Reference Return is greater than -10%.

However, if the Reference Return is less than -10%, you will lose a portion of the principal amount. Under these circumstances, you will lose 1.111% of the Principal Amount for each percentage point that the Reference Return is less than the Buffer Price. For example, if the Reference Return is -11%, you will suffer a 1.111% loss and receive 98.89% of the Principal Amount at maturity, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Price, you will lose up to 100% of your investment, excluding any Contingent Coupon Payments paid on the securities.

Contingent Coupon

If a Knock-Out Event has not occurred during a Contingent Coupon Observation Period: you will receive the Contingent Coupon Payment applicable to that period.

If a Knock-Out Event has occurred during any Contingent Coupon Observation Period: the securities will not be automatically called, you will not receive the Contingent Coupon Payment applicable to that period or any subsequent Contingent Coupon Observation Period. In this event, no further Contingent Coupon Payments will be payable in connection with the securities.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Issuer

iShares, Inc. is the reference issuer.

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INVESTOR SUITABILITY

The securities may be suitable for you if:

▶	You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the price of the Reference Asset will not significantly decrease over the term of the securities.

▶	You are willing to make an investment that, if a Knock-Out Event occurs, is exposed to the Participation Rate of approximately 1.111x for each percentage point that the Reference Return is less than -10% and you understand that the Participation Rate may magnify your losses up to a 100% loss of your investment.

▶	You seek a monthly Contingent Coupon Payment during the first year of the securities based on the performance of the Reference Asset in the related Contingent Coupon Observation Period, which will be paid at the Contingent Coupon Rate if the Official Closing Price of the Reference Asset is greater than or equal to its Coupon Trigger on each Scheduled Trading Day during the applicable Contingent Coupon Observation Period.

▶	You are willing to invest in securities, the return on which will be limited to the Contingent Coupon Payments if a Knock-Out Event does not occur and the securities are automatically called.

▶	You understand that you may not receive any Contingent Coupon Payments.

▶	You do not seek guaranteed current income from your investment.

▶	You are willing to forgo dividends or other distributions paid to holders of the stocks held by the Reference Asset.

▶	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the securities to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▶	You believe the price of the Reference Asset will decrease significantly over the term of the securities.

▶	You are unwilling to make an investment that, if a Knock-Out Event occurs, is exposed to the Participation Rate of approximately 1.111x for each percentage point that the Reference Return is less than -10%, and you understand that the Participation Rate may magnify your losses up to a 100% loss of your investment.

▶	You believe that the Contingent Coupon Payments, if any, will not provide you with your desired return.

▶	You are unwilling to accept that the return on the securities during the first year of their term will be limited to the Contingent Coupons, if any, if a Knock-Out Event does not occur and the securities are automatically called, or you seek an investment that provides a guaranteed opportunity to participate in the positive performance of the Reference Asset.

▶	You seek an investment that provides full return of principal.

▶	You prefer to receive the dividends or other distributions paid on the stocks held by the Reference Asset.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You seek guaranteed current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the securities to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in the Reference Asset or the securities held by the Reference Asset. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Indiex Funds” in the ETF Underlying Supplement.

▶	“— Securities Prices Generally are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in Which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement; and

▶	“— Time Differences Between the Domestic and Foreign Markets and New York City may Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

If the securities are not automatically called, you will be exposed on a leveraged basis to any decline in the Final Price from the Initial Price beyond the Buffer Price of -10%, which will magnify your losses up to a 100% loss of your investment. Accordingly, if the Reference Return is less than -10%, your Payment at Maturity will be less than the Principal Amount of your securities. You will lose up to 100% of your investment at maturity if the Reference Return is less than the Buffer Price, excluding any Contingent Coupon Payments paid during the term of the securities.

You may not receive any Contingent Coupon Payments.

We will not necessarily make monthly Contingent Coupon Payments on the securities. If a Knock-Out Event does not occur, you will receive Contingent Coupon Payments only until September 3, 2019. If the Official Closing Price of the Reference Asset on a Scheduled Trading Day during a Contingent Coupon Observation Period is less than its Coupon Trigger, you will not receive the related Contingent Coupon Payment or any further Contingent Coupon Payments in connection with the securities. Especially if a Knock-Out Event occurs early in the term of the securities, the Contingent Coupon Payments on the securities may be negligible, or even zero.

You are exposed to the market risk of the Reference Asset, with respect to both the Contingent Coupons, if any, and the payment at maturity.

To receive each Contingent Coupon Payment, the Reference Asset must close at or above the Coupon Trigger on each Scheduled Trading Day during the related Contingent Coupon Observation Period. In addition, if a Knock-Out Event has occurred, you will be fully exposed to the decrease in the Reference Asset on an approximately 1.111x leveraged basis beyond the Buffer Price of -10%. Under this scenario, the payment at maturity may be less than the Principal Amount and you may lose up to 100% of your investment. Accordingly, your investment is subject to the market risk of the Reference Asset.

Excluding any final Contingent Coupon, the payment at maturity can only exceed the principal amount if a Knock-Out Event occurs.

If a Knock-Out Event does not occur, the securities will be automatically called and payment on the securities will be limited to the Contingent Coupon Payments, and you will not participate in any positive return of the Reference Asset. You will only receive a payment at maturity that exceeds the principal amount (excluding any final Contingent Coupon Payment) if a Knock-Out Event occurs, and the Reference Return is greater than -10%. However, if a Knock-Out Event occurs, any payment at maturity in excess of the principal amount may be limited, as the price of the Reference Asset will need to increase after the Knock-Out Event to at least 90% of the Initial Price in order for you to receive an amount that exceeds the principal amount.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any Contingent Coupon Payments, the Call Settlement Value, and the return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

Changes that affect the Reference Asset or its underlying index may affect the price of the Reference Asset and the market value of the securities and the amount you will receive on the Securities.

The policies of the reference issuer of the Reference Asset, or the index sponsor of the underlying index, concerning additions, deletions

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and substitutions of the constituents comprising the Reference Asset or its underlying index and the manner in which the reference issuer or index sponsor takes account of certain changes affecting those constituents held by the Reference Asset or included in the underlying index may affect the price of the Reference Asset. The policies of the reference issuer or the index sponsor with respect to the calculation of the Reference Asset could also affect the price of the Reference Asset. The reference issuer or the index sponsor may discontinue or suspend calculation or dissemination of the Reference Asset or its underlying index, as applicable. Any such actions could affect the value of the securities and the return on the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive all of the payments due on the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, may be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and may be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date may be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 12 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and our other affiliates are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

FWP-10

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Risks associated with non-U.S. companies.

The value of the Reference Asset depends upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the securities.

The securities will not be adjusted for changes in exchange rates.

Although the equity securities that are held by the Reference Asset are traded in currencies other than U.S. dollars, and your securities are denominated in U.S. dollars, the amount payable on your securities at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the Reference Asset, and therefore your securities. The amount we pay in respect of your securities on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

FWP-11

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Final Price. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not expected to be the actual Initial Price of the Reference Asset. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that a Knock-Out Event has occurred and that your securities are held to maturity, and exclude any Contingent Coupon Payments paid on the securities. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Price:	$2,000.00

▶	Participation Rate:	1.111x

▶	Buffer Price:	-10%

The actual Initial Price will be determined on the Pricing Date.

Hypothetical Final Price ($)	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Securities
4,000.00	100.00%	$2,222.20	122.22%
3,600.00	80.00%	$2,000.00	100.00%
3,200.00	60.00%	$1,777.70	77.77%
3,000.00	50.00%	$1,666.60	66.66%
2,800.00	40.00%	$1,555.50	55.55%
2,600.00	30.00%	$1,444.40	44.44%
2,400.00	20.00%	$1,333.30	33.33%
2,300.00	15.00%	$1,277.50	27.75%
2,200.00	10.00%	$1,222.20	22.22%
2,100.00	5.00%	$1,166.50	16.65%
2,000.00	0.00%	$1,111.00	11.11%
1,900.00	-5.00%	$1,055.50	5.55%
1,800.00	-10.00%	$1,000.00	0.00%
1,700.00	-15.00%	$944.50	-5.55%
1,600.00	-20.00%	$888.90	-11.11%
1,400.00	-30.00%	$777.80	-22.22%
1,200.00	-40.00%	$666.70	-33.33%
1,000.00	-50.00%	$555.60	-44.44%
800.00	-60.00%	$444.50	-55.55%
400.00	-80.00%	$222.30	-77.77%
0.00	-100.00%	$0.00	-100.00%

FWP-12

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities, and exclude the effect of any Contingent Coupon Payments paid on the securities.

Example 1: A Knock-Out Event has not occurred.

Because a Knock-Out Event has not occurred, the securities will be automatically called and the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount. In that case, you will receive each Contingent Coupon Payment, but will not participate in the appreciation of the Reference Asset.

Example 2: The price of the Reference Asset increases from the Initial Price of $2,000.00 to a Final Price of $2,400.00, and a Knock-Out Event has occurred.

Reference Return:	20.00%
Final Settlement Value:	$1,333.30

Because a Knock-Out Event has occurred, the Final Settlement Value would be $1,333.30 per $1,000 Principal Amount, calculated as follows:

= $1,000 × (1+ [Reference Return + 10%] × Participation Rate)

= $1,000 × (1+ [20.00% + 10%] × 1.111)

= $1,333.30

Example 2 shows that you have enhanced upside exposure if a Knock-Out Event has occurred and the Reference Return is greater than the Buffer Price.

Example 3: The price of the Reference Asset decreases from the Initial Price of $2,000.00 to a Final Price of $1,900.00, and a Knock-Out Event has occurred.

Reference Return:	-5.00%
Final Settlement Value:	$1,055.50

Because a Knock-Out Event has occurred, the Final Settlement Value would be $1,055.50 per $1,000 Principal Amount, calculated as follows:

= $1,000 × (1+ [Reference Return + 10%] × Participation Rate)

= $1,000 × (1+ [-5.00% + 10%] × 1.111)

= $1,055.50

Example 3 shows that if a Knock-Out Event occurs, and the Final Price is less than the Initial Price, you will still receive a payment at maturity that exceeds the Principal Amount if the Reference Return is greater than -10%.

Example 4: The price of the Reference Asset decreases from the Initial Price of $2,000.00 to a Final Price of $1,400.00 and a Knock-Out Event has occurred.

Reference Return:	-30.00%
Final Settlement Value:	$777.70

Because a Knock-Out Event has occurred, the Final Settlement Value would be $777.70 per $1,000 Principal Amount, calculated as follows:

= $1,000 × (1+ [Reference Return + 10%] × Participation Rate)

= $1,000 × (1+ [-30.00% + 10%] × 1.111)

= $777.70

Example 4 shows that you are exposed on a 1.111x leveraged basis to declines in the price of the Least Performing Underlying beyond the Buffer Price of -10% if a Knock-Out Event has occurred. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

FWP-13

THE iShares® MSCI EAFE ETF (“EFA”)

Description of the EFA

The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the underlying index of the EFA.

As of July 31, 2018 the MSCI EAFE® Index consisted of the following 21 component country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

For more information about the EFA, see “iShares® MSCI EAFE ETF” on page S-21 of the accompanying ETF Underlying Supplement.

Historical Performance of the EFA

The following graph sets forth the historical performance of the EFA based on the daily historical closing prices from January 1, 2008 through August 14, 2018. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

QUARTER ENDING	QUARTER HIGH ($)	QUARTER LOW ($)	QUARTER CLOSE ($)
March 31, 2008	78.50	68.31	71.90
June 30, 2008	78.52	68.10	68.70
September 30, 2008	68.70	53.08	56.30
December 31, 2008	56.30	35.71	44.87
March 31, 2009	45.44	31.69	37.59
June 30, 2009	49.04	37.59	45.81
September 30, 2009	55.81	43.91	54.70
December 31, 2009	57.28	52.66	55.30
March 31, 2010	57.96	50.45	56.00
June 30, 2010	58.03	46.29	46.51
September 30, 2010	55.42	46.51	54.92
December 31, 2010	59.46	54.25	58.23
March 31, 2011	61.91	55.31	60.09
June 30, 2011	63.87	57.10	60.14
September 30, 2011	60.80	46.66	47.75
December 30, 2011	55.57	46.45	49.53
March 30, 2012	55.80	49.15	54.90
June 29, 2012	55.51	46.55	49.96
September 28, 2012	55.15	47.62	53.00
December 31, 2012	56.88	51.96	56.82
March 28, 2013	59.89	56.82	58.98
June 28, 2013	63.53	57.03	57.38
September 30, 2013	65.05	57.38	63.79
December 31, 2013	67.06	62.71	67.06
March 31, 2014	68.03	62.31	67.17
June 30, 2014	70.67	66.26	68.37
September 30, 2014	69.25	64.12	64.12
December 31, 2014	64.51	59.53	60.84
March 31, 2015	65.99	58.48	64.17
June 30, 2015	68.42	63.49	63.49
September 30, 2015	65.46	56.25	57.32
December 31, 2015	62.06	57.32	58.75
March 31, 2016	58.75	51.38	57.13
June 30, 2016	59.87	52.64	55.81
September 30, 2016	59.86	54.44	59.13
December 30, 2016	59.20	56.20	57.73
March 31, 2017	62.60	57.73	62.29
June 30, 2017	67.22	61.44	65.20
September 29, 2017	68.48	64.83	68.48
December 29, 2017	70.80	68.42	70.31
March 29, 2018	75.25	67.94	69.68
June 29, 2018	71.90	66.35	66.97
August 14, 2018	68.98	66.36	66.49

The historical prices of the EFA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the EFA on the Final Valuation Date.

FWP-14

EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the Scheduled Trading Day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If the Event of Default occurs prior to the Call Settlement Date, and a final Contingent Coupon Payment is due, the calculation agent may reduce it to reflect the shortened length of the relevant monthly Contingent Coupon Observation Period. If a Market Disruption Event exists with respect to the Reference Asset on that Scheduled Trading Day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five Scheduled Trading Days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. Neither HSBC USA Inc. nor any of its affiliates will pay any underwriting discounts.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described herein. For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

FWP-15

We will not attempt to ascertain whether the Reference Asset or any of the entities whose stock is owned by the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset or one or more of the entities whose stock is owned by the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset and the entities whose stock is owned by the Reference Asset and consult your tax advisor regarding the possible consequences to you if the Reference Asset or one or more of the entities whose stock is owned by the Reference Asset is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above and subject to the discussion below regarding “constructive ownership transactions,” we intend to treat any gain or loss upon maturity or an earlier sale or exchange as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the security. Any such gain or loss will be long-term capital gain or loss if you have held the security for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a security generally will equal your cost of the security. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Reference Asset (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a security and attributable to the Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such security for an amount equal to the “issue price” of the security allocable to the Underlying Shares and, upon the date of sale, exchange or maturity of the securities, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the securities). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of a security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

FWP-16

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Autocallable Contingent Coupon
Buffered Securities with Trigger
Upside and Downside Participation
Linked to the iShares® MSCI EAFE
ETF

August 17, 2018

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-7
Payment at Maturity	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
The iShares® MSCI EAFE ETF	FWP-14
Events of Default and Acceleration	FWP-15
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-15
U.S. Federal Income Tax Considerations	FWP-15

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S-10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The PowerShares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58